Exhibit 99.1

China Shengda Packaging Group Reports First Quarter 2013 Results

HANGZHOU, CHINA, May 13, 2013 – China Shengda Packaging Group Inc. (NASDAQ: CPGI) (the “Company”), a leading Chinese paper packaging manufacturer, today announced its financial results for the three months ended March 31, 2013.

Mr. Daliang Teng, Chief Executive Officer of China Shengda Packaging Group commented, “Our revenues for the three months ended March 31, 2013 declined slightly to $27.1 million from $28.5 million for the same period of last year mainly due to the decline in overall sales volume, reflecting continued challenges in macro environment faced by our customers. However, we are pleased to see our gross margin continue to improve, increasing approximately 34 basis points from the same period of last year and 18 basis points sequentially. We are also excited to announce that the construction of our paper mill is finally near its completion and we expect production to commence by the end of the second quarter of 2013.”

First Quarter 2013 Financial Highlights:

  Revenues decreased by 4.8% to $27.1 million for the first quarter of 2013, mainly due decrease in sales volume.

  Gross profit decreased by 3.1% to $5.3 million for the first quarter of 2013 from $5.5 million for the same period of 2012. Gross margin increased by 34 basis points to 19.5% for the first quarter of 2013.

  Net income attributable to the Company’s common stockholders decreased by $0.6 million, or 43.3%, to $0.9 million for the first quarter of 2013 from $1.5 million for the same period of 2012.

  Basic and diluted earnings per share were $0.02 for the first quarter of 2013, as compared to $0.04 for the same period of last year.

	First Quarter	FirstQuarter
	Ended	Ended
Sales Analysis	March31,2013	March31,2012

Sales Volume (M sq meters)	69.2	72.6

Color Cartons (% of total revenues)	28.3	27.2
Flexo Cartons (% of total revenues)	71.7	72.8

Color Cartons (avg price per sq meter)	0.40	0.44
Flexo Cartons (avg price per sq meter)	0.39	0.38

	First Quarter	First Quarter
	Ended	Ended
Summary Results (Millions)	March 31, 2013	March 31, 2012

Revenues	$27.1	$28.5
Gross Profit	$5.3	$5.5
Gross Margin (%)	19.5%	19.2%
Operating Expenses	$4.0	$3.6
Operating Income	$1.3	$1.9
Operating Margin (%)	4.8%	6.6%
Net Income attributable to the Company’s common stockholders	$0.9	$1.5
EPS Basic & Diluted	$0.02	$0.04
Wtd Avg Shares Outstanding (millions)	38.8	38.8

First Quarter 2013 Results

Revenues for the first quarter of 2013 was $27.1 million, a decrease of $1.4 million or 4.8%, from $28.5 million for the same period of 2012. The decrease was mainly due to decline in sales volume. The average sales price was $0.39 per square meter for the first quarter of 2013, essentially unchanged from the same period of last year. Sales volume decreased by 3.4 million square meters, or 4.6%, to 69.2 million square meters for the first quarter of 2013 from 72.6 million square meters for the same period of 2012. The decrease in sales volume was mainly the result of continued challenges in domestic and foreign economic environment.

Color cartons accounted for 28.3% of revenues and flexo cartons accounted for 71.7% of revenues for the first quarter of 2013, compared to 27.2% and 72.8%, respectively, for the same period of 2012. Average sales prices per square meter for color cartons and flexo cartons were $0.40 and $0.39, respectively, for the first quarter of 2013, as compared to $0.44 and $0.38, respectively, for the same period of 2012.

Consumer and industrial goods manufacturing sectors remained the Company’s principal markets. Major customers remained home appliances & electronics manufacturers and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 28.3% and 29.8%, respectively, of revenues for the first quarter of 2013, as compared to 29.4% and 29.6%, respectively, for the same period of 2012.

Gross profit decreased by $0.2 million, or 3.1%, to $5.3 million for the first quarter of 2013, from $5.5 million for the same period of 2012. The decrease in gross profit was mainly due to decline in sales volume. Gross margin increased by approximately 34 basis points to 19.5% for the first quarter of 2013 from 19.2% for the same period of 2012.

Selling expenses decreased by $0.1 million, or 7.9%, to $1.2 million for the first quarter of 2013, from $1.3 million for the same period of 2012. The decrease was mainly related to decrease in freight expenses. As a percentage of revenues, selling expenses for the first quarter of 2013 decreased to 4.3% from 4.4% for the same period of 2012.

General and administrative expenses increased by $ 0.5 million, or 22.2%, to $2.8 million for the first quarter of 2013, from $2.3 million for the same period of 2012. This was mainly attributable to a $0.2 million increase in R&D expenses, and a 0.2 million increase in staff costs. As a percentage of revenues, general and administrative expenses for the first quarter of 2013 increased to 10.4% from 8.1% for the same period of 2012.

Income tax expense increased to $0.32 million for the first quarter of 2013, as compared to $0.31 million for the same period of 2012. The increase in income tax expense was mainly attributable to the increase in income tax rate of Zhejiang Great Shengda Packaging Co., Ltd. (“Great Shengda”) from 15% to 25%, and offset by the decrease in income before income tax expense and noncontrolling interest. Great Shengda is a consolidated subsidiary of the Company.

In December 2010, Great Shengda qualified as a National High-Tech Enterprise in the PRC, a status recognized by China’s Ministry of Science and Technology, Ministry of Finance, and State Administration of Taxation. In December 2010, the status was approved by the local tax bureau who granted Great Shengda a preferential tax rate of 15%, retroactively effective as of January 1, 2010. Such status is subject to review by government authorities every three years. During the review period, as Great Shengda currently is, the income tax is subject to the uniform income tax rate of 25% starting in 2013. Upon passing the review, the preferential tax rate of 15% will be applied retroactively from January 1, 2013. We cannot assure you that we will continue to have such status after 2013 or that the PRC government will continue the preferential tax treatment of designated high-tech enterprises.

Net income attributable to the Company’s common stockholders decreased by $0.6 million, or 43.3%, to $0.9 million for the first quarter of 2013 from $1.5 million for the same period of 2012. Basic and diluted earnings per share were $0.02 for the first quarter of 2013, as compared to $0.04 for the same period of 2012.

Financial Condition

As of March 31, 2013, the Company had cash and cash equivalents of $10.0 million and restricted cash of $26.3 million. Shareholders' equity was $106.5 million, compared to $105.0 million at December 31, 2012. Net cash used in operating activities was $2.5 million for the first quarter of 2013, as compared to $1.6 million net cash provided by operating activities for the same period of 2012. This was attributable to net income of $0.9 million, adjusted by depreciation and amortization expenses of $1.1 million, and a net decrease in cash from restricted cash of $3.6 million, and a net decrease in cash from other working capital items of $0.9 million.

Net cash used in investing activities was $2.7 million for the first quarter of 2013, which was essentially unchanged from the same period of 2012. The $2.7 million was used for purchases of property, plant and equipment, primarily related to machinery purchases and plant construction of our paper mill. The construction of the paper mill is approaching its completion and we expect production to start by the end of second quarter of 2013.

Net cash provided by financing activities was $3.2 million for the first quarter of 2013, reflecting the proceeds of short term loans received by the company.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to commence production of the new paper mill, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Website: http://www.weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE
INCOME
(Amounts in US$)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues	27,091,970	28,463,796
Cost of goods sold	21,809,729	23,012,197
Gross profit	5,282,241	5,451,599
Operating expenses
Selling expenses	1,161,787	1,260,791
General and administrative expenses	2,820,091	2,308,648
	3,981,878	3,569,439
Other income (expenses)
Interest income	86,424	77,338
Interest expense	(127,702)	(202,258)
Subsidy income	96,704	61,770
Others	-	34,415
	55,426	(28,735)
Non-operating income (expenses)
Non-operating expense	(166,088)	-
	(166,088)	-

Income before income tax expense and noncontrolling interest	1,189,701	1,853,425

Income tax expense	322,152	313,999
Net income	867,549	1,539,426
Net loss attributable to noncontrolling interest	5,863	1,339
Net income attributable to Company’s common stockholders	873,412	1,540,765

Basic and diluted earnings per share	0.02	0.04
Weighted-average number of shares outstanding - basic and diluted	38,790,811	38,790,811

Comprehensive income:
Net income	867,549	1,539,426
Foreign currency translation adjustment	585,947	662,352
Comprehensive income	1,453,496	2,201,778
Comprehensive loss attributable to noncontrolling interest	5,873	1,360
Net comprehensive income attributable to the Company’s common stockholders	1,459,369	2,203,138

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	March 31,	December 31,
ASSETS	2013	2012
Current assets	(Unaudited)
Cash and cash equivalents	9,957,027	11,903,937
Restricted cash	26,330,067	22,615,099
Accounts and notes receivable, net	35,237,190	33,203,457
Inventories	16,204,976	15,543,213
Prepayments and other receivables	2,716,841	955,953
Amount due from related parties	189,786	207,112
Total current assets	90,635,887	84,428,771

Non-current assets
Property, plant and equipment, net	72,335,055	70,184,832
Land use right	11,881,643	11,881,160
Customer relationships, net	46,986	74,766
Deferred tax assets	454,035	403,121
Goodwill	176,910	175,941
Total assets	175,530,516	167,148,591

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	48,027,534	45,246,615
Amounts due to related party	613,695	269,505
Accrued expenses and other payables	2,798,823	2,310,270
Taxes payable	1,490,575	1,360,386
Short-term loans	6,691,523	3,500,000
Current portion of long-term borrowing	9,000,000	4,500,000
Total current liabilities	68,622,150	57,186,776

Non-current liabilities
Long-term loans	-	4,500,000
Deferred tax liabilities	11,746	18,691
Total liabilities	68,633,896	61,705,467

Commitment and contingencies
Equity
Stockholders’ equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 39,456,311 shares issued both at March 31, 2013 and December 31, 2012, 38,790,811 outstanding both at March 31,2013 and December 31, 2012)	39,456	39,456
Treasury stock (665,500 shares both at March 31,2013 and December 31, 2012)	(729,444)	(729,444)
Additional paid-in capital	43,765,243	43,765,243
Appropriated retained earnings	6,997,530	6,997,530
Unappropriated retained earnings	46,732,736	45,859,324
Accumulated other comprehensive income	9,687,596	9,101,639
Total equity for stockholders of China Shengda Packaging	106,493,117	105,033,748
Noncontrolling interest	403,503	409,376
Total equity	106,896,620	105,443,124
Total liabilities and equity	175,530,516	167,148,591

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	867,549	1,539,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	1,129,224	1,114,954
Change in operating assets and liabilities:
Restricted cash	(3,584,572)	(4,922,510)
Accounts and notes receivable	(1,843,888)	4,542,386
Inventories	(575,246)	(486,621)
Prepayments and other receivables	(1,752,744)	(2,224,212)
Accounts and notes payable	2,381,624	3,250,690
Amount due from(to) related party	360,581	38,299
Deferred tax	(55,651)	(13,547)
Accrued expenses and other payables	406,348	542,559
Tax payables	122,498	(1,826,284)
Net cash (used in) provided by operating activities	(2,544,277)	1,555,140

Cash flows from investing activities
Purchase of property, plant and equipment	(2,651,151)	(276,597)
Prepayment paid for construction in progress	-	(2,464,972)
Net cash used in investing activities	(2,651,151)	(2,741,569)

Cash flows from financing activities
Proceeds from short-term loan	3,191,523	-
Proceeds from long-term loan	-	7,692,176
Repayment of short-term loans	-	(6,215,272)
Net cash flows provided by financing activities	3,191,523	1,476,904

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	56,995	124,785
Net changes in cash and cash equivalents
	(1,946,910)	415,260
Cash and cash equivalents, beginning of period	11,903,937	19,294,089
Cash and cash equivalents, end of period	9,957,027	19,709,349

Cash paid during the period for:
Interest paid	127,274	191,157
Income taxes paid	356,442	96,273